[LOGO OF DIAMETRICS MEDICAL]

Contacts:	Exhibit 99.1

Diametrics Medical, Inc.

David Kaysen, CEO/Glen Winchell, CFO

(651) 639-8035

FOR IMMEDIATE RELEASE

DIAMETRICS MEDICAL ANNOUNCES SHAREHOLDER APPROVAL

OF ASSET SALE TO INTERNATIONAL TECHNIDYNE CORPORATION

St. Paul, Minnesota, September 19, 2003—Diametrics Medical, Inc. (OTCBB: DMED) today announced that at the special meeting of shareholders held on September 19, 2003, Diametrics’ shareholders approved the sale and transfer of substantially all of the assets of its intermittent testing business to International Technidyne Corporation, a wholly owned subsidiary of Thoratec Corporation (NASDAQNM: THOR). The assets sale described in the proxy materials remains subject to customary closing conditions.

Diametrics Medical is a leader in critical care technology. The Company’s products improve the quality of healthcare delivery by providing immediate, accurate and cost effective blood and tissue diagnostic information. Primary products include the IRMA SL blood analysis system; the TrendCare continuous blood gas monitoring system, including Paratrend and Neotrend for use with adult, pediatric and neonatal patients; the Neurotrend cerebral tissue monitoring system; and the Integrated Data Management System (idms). Additional information is available at the company’s Web site, www.diametrics.com.

Statements regarding the company’s expectations about new and existing products, future financial performance and other forward looking statements are subject to various risks and uncertainties, including, without limitation, demand and acceptance of new and existing products, technology advances and product obsolescence, competitive factors, and the availability of capital to finance growth. These and other risks are discussed in greater detail in the company’s filings with the Securities and Exchange Commission.

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